UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2023

Monarch Casino & Resort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (775) 335-4600

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Common Stock, $0.01 par value	MCRI	The Nasdaq Stock Market LLC (Nasdaq-GS)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 1, 2023, Monarch Casino & Resort, Inc. (the “Company”) entered into the Fifth Amended and Restated Credit Agreement with Wells Fargo Bank, N.A., as administrative agent (the “Fifth Amended Credit Facility”). The Fifth Amended Credit Facility amends and restates the Company’s $200.0 million credit facility, dated as of September 3, 2020 (filed as Exhibit 10.13 to the Company’s Form 8-K filed on September 4, 2020) (the “Amended Credit Facility”).

The Fifth Amended Credit Facility increases the aggregate principal amount of the revolving line of credit from $70.0 million to $100.0 million, with an option to increase it by another $100.0 million within the first six months. The maturity date of the Fifth Amended Credit Facility is extended to January 1, 2025. The Company may use borrowings from the Fifth Amended Credit Facility to pay for a one-time special dividend to stockholders and for general corporate purposes.

The interest rate under the Fifth Amended Credit Facility is SOFR (the Secured Overnight Financing Rate) plus a margin ranging from 1.00% to 1.50%, or a base rate (as defined in the Fifth Amended Credit Facility) plus a margin ranging from 0.00% to 0.50%. The applicable margins will vary depending on the Company’s leverage ratio. In addition, SOFR-based loans will incur a 0.10% credit adjustment spread due to the conversion from LIBOR to SOFR as the new benchmark rate.

The Company’s obligations under the Fifth Amended Credit Facility are secured by substantially all of the Company’s assets. The Fifth Amended Credit Facility includes customary covenants and events of default.

The foregoing summary of the Fifth Amended Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Fifth Amended Credit Facility, copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Item 8.01. Other Events.

On February 7, 2023, the Company announced that the Company’s Board of Directors has declared a one-time cash dividend (the “One-time Dividend”) of $5.00 per share of its outstanding common stock, par value $0.01 per share (“Common Stock”), to be paid to the stockholders of record of the Company on March 1, 2023 (the “Record Date”), payable on March 15, 2023 (the “Payment Date”).

In addition to the One-time Dividend, the Board of Directors has approved, commencing in the second quarter of 2023, payment of cash dividends of $1.20 per share annually, with such dividends to be paid in quarterly amounts.  These dividends will be paid quarterly on the 15th day of the third month of the applicable calendar quarter (or, if such date is not a trading day, then the first trading day immediately thereafter such date) to those stockholders of record on the 1st day of the third month of the applicable calendar quarter (or, if such date is not a trading day, then the first trading day immediately thereafter such date).

Notwithstanding the foregoing, all future dividends will be reviewed by the Board of Directors not less than quarterly. The Company’s declaration of each quarterly dividend amount shall be subject to the Board’s review of the then-current financial statements of the Company, available M&A opportunities and other prudent uses of the Company’s cash resources. As such, the Board of Directors may suspend the dividend program at any time.

A copy of the press release announcing the special dividend is attached as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.Description

99.1	Press release dated February 7, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9
Monarch Casino and Resort, Inc.

Date: February 7, 2023	/s/ Edwin S. Koenig
Edwin S. Koenig, Chief Accounting Officer
(Principal Financial and Accounting Officer and Duly Authorized Officer)